Exhibit 23.1
HAHN ENGINEERING, INC.
Petroleum Consultants
P.O. Box 190251
St. Louis, MO 63119

To the Board of Directors
Eos Petro, Inc.:

We hereby consent to: (i) the use in the Annual Report on Form 10-K for the year ended December 31, 2013, filed by Eos Petro, Inc., a Nevada corporation (the “Company”), of information contained in our February 3, 2014 “2013 Works Unit Reserve Evaluation” report relating to the oil and gas reserves and revenue, as of December 31, 2013, of certain interests of the Company and the information derived from such report; (ii) all references to such report and/or to this firm in the Form 10-K; (iii) our being named as an independent expert in the Form 10-K; and (iv) the filing of the report and/or this consent as an exhibit to the Form 10-K.

HAHN ENGINEERING, INC.

/s/ Joseph K. Hahn
Joseph K. Hahn, P.E.

St. Louis, MO
March 31, 2014